Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Second Quarter 2017 Guidance and

Announces Conference Call to be Held on August 4, 2017

(Chicago – June 27, 2017) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today provided guidance for its second quarter ending June 30, 2017. The Company anticipates revenue in the range of $865 million to $875 million for the second quarter of 2017 compared to $815 million in the first quarter of 2017 and $740 million in the second quarter of 2016, with higher average selling prices and tons sold for the current quarter as compared to both prior periods. As stated in our first quarter 2017 earnings release, the anticipated higher revenue in the second quarter of 2017 compared to the prior year period is expected to be offset by margin compression, as inventory replacement costs rose faster than average selling prices. The Company expects second quarter 2017 net income attributable to Ryerson Holding Corporation in the range of $0 million to $2 million, which includes a range of $14 million to $17 million of LIFO expense. Adjusted EBITDA, excluding LIFO is expected to be in the range of $48 million to $50 million for the second quarter of 2017. Ryerson reported second quarter 2016 net income attributable to Ryerson Holding Corporation of $6 million, which included LIFO income, net of $7 million, and first quarter of 2017 net income attributable to Ryerson Holding Corporation of $15 million, which included LIFO income, net of $1 million. Adjusted EBITDA, excluding LIFO was $56 million in the second quarter of 2016 and was $54 million in the first quarter of 2017. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Ryerson’s end markets as measured in shipments per day showed sequential quarterly growth in most sectors, most notably in the commercial ground transportation and HVAC industries. Ryerson experienced quarterly year-over-year growth in construction equipment, HVAC, and oil & gas sectors, while industrial machinery and equipment, consumer durables, and food processing and agricultural equipment experienced quarterly year-over-year demand declines.

Ryerson continues to see improved demand when viewed against the year ago period. According to the Metal Service Center Institute, U.S. service center volumes have grown through May 2017 year-to-date compared to the prior year period, with industry inventory levels at 2.1 months of supply, well below historical averages of 2.6 for the month of May. However, U.S. demand improvements were not enough to overcome elevated import levels which are trending 34 percent higher in June 2017 compared to the prior 12 month average period based on U.S. Department of Commerce data. Combined with ongoing U.S. dollar strength in 2017, the U.S. continues to be the preferred destination for an oversupplied international market relative to global demand and metal price spreads in the U.S. compared to international pricing. Moreover, both bellwether hot-rolled coil pricing and quarterly average London Metal Exchange nickel pricing fell by more than 10 percent in the second quarter of 2017. Amidst these conditions, average inventory costs increased at a significantly faster rate than Ryerson’s average selling price in the second quarter of 2017.

Although the outcome of the Section 232 investigations involving steel and aluminum imports to the U.S. market are not yet known, gross margins are expected to stabilize as replacement costs that peaked in the second quarter have started to moderate. Additionally, although the recurrence and magnitude of commodity price volatility causing margin compression in the industry, coupled with elevated import levels, continues to present challenges that obscure continuing intrinsic improvements in the Company and its execution, margin compression is expected to abate as average inventory costs reset and realign with market prices over the next several quarters.

Ryerson Holding Corporation’s Second Quarter 2017 Conference Call Details

Ryerson will host a conference call to discuss second quarter 2017 results on Friday, August 4, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Thursday, August 3.

DATE:	Friday, August 4, 2017

TIME:	10:00 a.m. ET / 9:00 a.m. CT

DIAL-IN:	877-201-0168 (Domestic) / 647-788-4901 (International)

CONFERENCE ID:	43411640

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,500 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net income attributable to Ryerson Holding Corporation	$—	$2
Interest and other expense on debt	23	23
Benefit from income taxes	(2)	(1)
Depreciation and amortization expense	11	11

EBITDA	$32	$35
Adjustments	(1)	1

Adjusted EBITDA	$31	$36

LIFO expense	17	14

Adjusted EBITDA, excluding LIFO expense	$48	$50

EBITDA represents net income before interest and other expense on debt, benefit from income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison among our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, may differ from that of other companies.